Exhibit 99.1

NEWS RELEASE

For release May 17, 2005

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION PLANS INITIAL PUBLIC OFFERING

OF ITS BELVEDERE TRUST MORTGAGE CORPORATION SUBSIDIARY

SANTA MONICA, California – (May 17, 2005) –Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, filed a registration statement with the Securities and Exchange Commission for the purpose of registering $100 million of its common stock in connection with a contemplated initial public offering of shares of its common stock.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The shares of Belvedere Trust common stock may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the prospectus relating to the shares may be obtained, when available, from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732), and Flagstone Securities, LLC, 7733 Forsythe Blvd., 19th Floor, St. Louis, MO 63105 (tel: 314-336-3111).

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings and through the operations of Belvedere Trust Mortgage Corporation.

About Belvedere Trust Mortgage Corporation

Belvedere Trust was formed in 2003 as a qualified mortgage REIT subsidiary of Anworth to acquire mortgage loans with a focus on high credit-quality jumbo adjustable-rate and hybrid first-lien single-family residential mortgage loans. Belvedere Trust and its subsidiaries securitize such mortgage loans for financing purposes and to sell mortgage-backed securities in the capital markets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493